Anton Lee Wingeier
                              19513 Estuary Drive
                              Boca Raton, FL 33498

December 10, 2006



Harlan Press
Chairman of the Board

Adsouth Partners, Inc. and Subsidiaries

Mr. Press:

Effective December 10, 2006 (10:30am), I am resigning my position as Chief Executive Officer, Chief Financial Officer, Secretary, my directorship on the board of directors and any other positions I may hold with Adsouth Partners, Inc. and any of its subsidiaries.

For some time now, my duties with Adsouth Partners, Inc. have focused on the corporate matters of the parent company and not on the operating entities and I believe that Adsouth is now in a position whereby a more limited role is needed at the parent company level so that more company resources can be directed to its operations.

It is my recommendation that the Board of Directors act urgently to find my replacement. As of today, it has been more than a month since I have received compensation, and personally, I need to use my time and energy right now pursuing other business interests.

If needed, I am certainly willing to provide interim transitional services on a consulting basis, including that I will attend the mediation scheduled for Tuesday in New York, New York to cover the NVE lawsuit if so directed by the board.

Very truly yours,


/S/ Anton Lee Wingeier
Anton Lee Wingeier

Cc:
Loren Haynes, Director
John Cammarano, Director
John P. Acunto, Jr.,
Asher Levitsky, Counsel for Adsouth
Rob Abrams, Counsel for ALW
Sam Rastogi, Counsel for Adsouth